Exhibit 99.3

CALGON CARBON CORPORATION

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(Dollars in thousands except per share data)

On November 2, 2016, Calgon Carbon Corporation (the “Company”) acquired the Activated Carbon and Filter Aid Business (“AC&FAB”) of Arkema Group, a foreign entity. AC&FAB is a specialty chemical group manufacturing purification and filtration products primarily for the Beverage, Pharmaceutical and Agrofood industries, on a worldwide basis. The Company completed the acquisition of the AC&FAB for approximately $157.4 million.

The Unaudited Pro Forma Combined Financial Statements (the “Statements”) are based on the Company’s historical consolidated financial statements and the AC&FAB historical combined financial statements as adjusted to give effect to the Company’s acquisition of the AC&FAB and the related financing transactions. The Unaudited Pro Forma Combined Statements of Income for the nine months ended September 30, 2016 and the year ended December 31, 2015 gives effect to these transactions as if they had occurred on January 1, 2015. The Unaudited Pro Forma Combined Balance Sheet as of September 30, 2016 gives effect to these transactions as if they had occurred on September 30, 2016.

The Statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments, reflecting the completion of the transaction, are based upon the acquisition method of accounting in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”), and upon the assumptions set forth in the notes to the Statements. The assumptions and estimates underlying the unaudited adjustments to the Statements are described in the accompanying notes, which should be read together with the Statements.

The Statements should be read together with the Company’s historical financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2016, and the AC&FAB’s historical combined financial statements included as Exhibits 99.1 and 99.2.

A final determination of the fair values of assets to be acquired and liabilities to be assumed relating to the Company’s acquisition of the AC&FAB may differ materially from preliminary estimates. This final valuation will also be based on the fair value of the actual net tangible and intangible assets of the AC&FAB that exist as of the date of the completion of the acquisition. The final valuation may materially change the allocation of the purchase price, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the Statements.

CALGON CARBON CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of September 30, 2016

(Dollars in thousands except per share data)

		Historical
		Adjusted	Effects of the		Effects of the Debt
	Historical Calgon	AC&FAB	Transaction		Financing		Pro Forma
	Carbon Corporation	(Note 3)	(Note 4)		(Note 5)		Combined
Assets
Current assets:
Cash and cash equivalents	$57,234	$6	$(157,425)	(4a)	$164,737	(5a)	$64,552
Receivables (net of allowances of $1,495)	85,739	11,711	—		—		97,450
Revenue recognized in excess of billings on uncompleted contracts	8,430	—	—		—		8,430
Inventories	114,416	20,513	527	(4b)	—		135,456
Deferred income taxes — current	22,205	85	2,333	(4h)	—		24,623
Other current assets	12,534	114	722	(4f)	74	(5b)	13,444
Total current assets	300,558	32,429	(153,843)		164,811		343,955
Property, plant and equipment, net	307,268	31,501	35,986	(4c)	—		374,755
Intangibles, net	5,044	3,152	31,679	(4d)	—		39,875
Goodwill	25,454	—	46,316	(4e)	—		71,770
Deferred income taxes — long-term	2,678	205	(816)	(4h)	—		2,067
Other assets	3,502	154	—		365	(5c)	4,021
Total assets	644,504	67,441	(40,678)		165,176		836,443

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$47,828	$4,709	$11,154	(4f)	$—		$63,691
Billings in excess of revenue recognized on uncompleted contracts	3,919	—	—		—		3,919
Payroll and benefits payable	11,067	3,376	—		—		14,443
Deferred income taxes — current	—	—	663	(4h)	—		663
Accrued income taxes	1,211	1,198	474	(4h)	(1,119)	(5d)	1,764
Current portion of long-term debt	7,500	—	—		—		7,500
Total current liabilities	71,525	9,283	12,291		(1,119)		91,980

Long-term debt	94,794	—	—		165,500	(5e)	260,294
Deferred income taxes — long-term	40,246	370	6,238	(4h)	—	—	46,854
Accrued pension and other liabilities	36,161	7,290	593	(4g)	—		44,044
Total liabilities	242,726	16,943	19,122		164,381		443,172
Stockholders’ equity
Common stock, $.01 par value, 100,000,000 shares authorized, 57,786,052 shares issued	578	—	—		—		578
Additional paid-in capital	184,981	50,362	(50,362)	(4i)	—		184,981
Retained earnings	410,781	—	(9,302)	(4i)	795	(5f)	402,274
Treasury stock at cost, 10,780,813 shares	(153,939)	—	—		—		(153,939)
Accumulated other comprehensive loss	(40,623)	136	(136)	(4i)	—		(40,623)
Total stockholders’ equity	401,778	50,498	(59,800)		795		393,271

Total liabilities and and stockholders’ equity	$644,504	$67,441	$(40,678)		$165,176		$836,443

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

CALGON CARBON CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

For the nine months ended September 30, 2016

(Dollars in thousands except per share data)

	Historical	Historical			Effects of
	Calgon	Adjusted	Effects of the		the Debt
	Carbon	AC&FAB	Transaction		Financing		Pro Forma
	Corporation	(Note 3)	(Note 4)		(Note 5)		Combined
Net sales	$376,766	$79,219	$(1,089)	(4j)	$—		$454,896

Cost of products sold (excluding depreciation and amortization)	251,552	55,335	(749)	(4j)	—		306,138
Depreciation and amortization	27,318	4,880	2,907	(4k)	—		35,105
Selling, general and administrative expenses	63,895	6,153	(2,876)	(4l)	—		67,172
Research and development expenses	4,074	432	—		—		4,506
	346,839	66,800	(718)		—		412,921

Income from operations	29,927	12,419	(371)		—		41,975

Interest income	35	—	—		—		35
Interest expense	(1,099)	(94)	—		(2,928)	(5g)	(4,121)
Other expense — net	(555)	—	(4)	(4m)	(37)	(5h)	(596)

Income before income tax provision	28,308	12,325	(375)		(2,965)		37,293

Income tax provision	8,569	4,090	18	(4n)	(1,119)	(5i)	11,558

Net income	$19,739	$8,235	$(393)		$(1,846)		$25,735

Net income per common share
Basic	$0.39	$0.16	$(0.01)		$(0.04)		$0.50
Diluted	$0.39	$0.16	$(0.01)		$(0.04)		$0.50

Weighted average shares outstanding, in thousands
Basic	50,260						50,260
Diluted	51,004						51,004

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

CALGON CARBON CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

For the year ended December 31, 2015

(Dollars in thousands except share data)

	Historical	Historical			Effects of the
	Calgon	Adjusted	Effects of the		Debt
	Carbon	AC&FAB	Transaction		Financing		Pro Forma
	Corporation	(Note 3)	(Note 4)		(Note 5)		Combined
Net sales	$535,004	$101,350	$(143)	(4j)	$—		$636,211

Cost of products sold (excluding depreciation and amortization)	343,522	76,382	(245)	(4j)	—		419,659
Depreciation and amortization	35,453	7,559	3,186	(4k)	—		46,198
Selling, general and administrative expenses	84,810	7,653	(566)	(4l)	—		91,897
Research and development expenses	6,425	636	—		—		7,061
	470,210	92,230	2,375		—		564,815

Income from operations	64,794	9,120	(2,518)		—		71,396

Interest income	58	—	—		—		58
Interest expense	(773)	(161)	—		(3,904)	(5g)	(4,838)
Other expense — net	(693)	—	(6)	(4m)	(50)	(5h)	(749)

Income before income tax provision	63,386	8,959	(2,524)		(3,954)		65,867

Income tax provision	19,923	3,486	(797)	(4n)	(1,492)	(5i)	21,120

Net income	$43,463	$5,473	$(1,727)		$(2,462)		$44,747

Net income per common share
Basic	$0.84	$0.11	$(0.03)		$(0.05)		$0.87
Diluted	$0.82	$0.11	$(0.03)		$(0.05)		$0.85

Weighted average shares outstanding, in thousands
Basic	51,902						51,902
Diluted	52,709						52,709

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

CALGON CARBON CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(Dollars in thousands)

1.              Basis of Presentation

The Company’s historical financial statements have been adjusted in the Statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma combined statements of income, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of the AC&FAB assets acquired and liabilities assumed and conformed the accounting policies of the AC&FAB to its own accounting policies.

The Statements do not necessarily reflect what the combined Company’s financial condition or results of operations would have been had the acquisition and related financing transactions occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The Statements do not reflect the realization of any expected cost savings or other synergies from the acquisition of the AC&FAB as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

The Statements have been compiled using the significant accounting policies as set forth in the Company’s audited consolidated financial statements included in its Form 10-K for the fiscal year ended December 31, 2015. The accounting policies of the AC&FAB are similar in most material respects to those of the Company, except for those reclassification adjustments included in Note 3 and Note 4. Adjustments were made to exclude certain of the AC&FAB assets and liabilities that were not acquired by the Company in this acquisition, conform to the Company’s classification of certain assets and liabilities, and translate the Euro amounts into U.S. dollars as set out further in Note 3. Additionally in Note 4, adjustments were made to convert the financial statements of the AC&FAB from International Financial Reporting Standards (“IFRS”) to U.S. GAAP as applied by the Company. Apart from the IFRS to U.S. GAAP adjustments discussed, the Company is not aware of any other differences that would have a material impact on the Statements. Although it is believed that the adjustments to the AC&FAB’s financial statements represent the known material adjustments to conform to U.S. GAAP, the accompanying unaudited pro forma IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed.

2.              Preliminary purchase price allocation

This preliminary purchase price allocation has been used to prepare the pro forma adjustments in the pro forma balance sheet and statements of income. The Company has performed a preliminary valuation analysis of the fair market value of the AC&FAB assets acquired and liabilities assumed. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in fair values of inventories (3) changes in allocations to intangible assets such as trade names, technology and customer relationships as well as goodwill, (4) changes for U.S. GAAP adjustments to measure pension liabilities and (5) other changes to assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Total Purchase
price allocation
Cash and cash equivalents	$3,826
Receivables (net of allowances)	10,077
Inventories	21,040
Deferred income taxes — current asset	202
Other current assets	954
Property, plant and equipment, net	67,487
Intangibles, net	34,831
Goodwill	44,591
Other assets	179
Accounts payable and accrued liabilities	(5,538)
Payroll and benefits payable	(4,359)
Deferred income taxes — current liabilties	(662)
Accrued income taxes	(581)
Deferred income taxes — long-term liabilities	(6,608)
Accrued pension and other liabilities	(8,014)
Fair value adjustments of net assets acquired	$157,425

The following discussion summarizes the valuation approaches used by the Company to determine the preliminary fair values of certain assets and liabilities.

Inventories: Inventories acquired include raw materials, work-in-process and finished goods. The fair value of raw materials and work-in-process was determined based on the estimated selling price of the eventual finished inventories, adjusted for expected: (i) costs to complete the manufacturing process; (ii) costs of the selling effort; and (iii) a reasonable profit allowance for the remaining manufacturing and selling effort. The fair value of finished goods was determined based on the estimated selling price, net of selling costs and a reasonable profit margin.

Property, plant and equipment: Property, plant and equipment acquired will be depreciated using the straight-line method over the estimated remaining useful lives ranging from one to twenty seven years based on the Company’s preliminary valuation using Cost and Market Approaches.

Identifiable intangible assets: Identifiable intangible assets acquired include customer relationships, technology, and trademarks and trade names. The fair value of intangible assets was based on the

Company’s preliminary valuation. Valuation approaches used include the Income Approach, Market Approach and Cost Approach.  Estimated useful lives of amortizable intangible assets are based on the time periods during which the intangibles are expected to result in incremental cash flows. Trademarks and trade names are deemed to have indefinite lives.

Goodwill: Goodwill represents the excess of the preliminary acquisition consideration over the estimated fair values of net assets acquired. Goodwill will not be amortized and is not deductible for tax purposes. Goodwill will be tested for impairment at least annually or whenever certain indicators of impairment are present.

Deferred tax assets and liabilities: Deferred income taxes are determined based on the estimated future tax effects of differences between financial statement carrying amounts and the tax bases of existing assets and liabilities.

3.              Adjustments to AC&FAB Financial Statements

On November 2, 2016, the Company along with Chemviron France SAS, Calgon Carbon (Suzhou) Co., Ltd. and Chemviron SPRL (collectively, the “Buyers”) entered into an Amendatory Agreement (the “Amendment”) with Arkema France S.A., CECA S.A., Arkema S.R.L. and Arkema Shanghai Distribution Co. Ltd (the “Sellers”) amending certain terms and conditions of that certain Asset and Share Purchase Agreement dated July 25, 2016 (the “Purchase Agreement”) with CECA, S.A., a French société anonyme (“CECA”), Arkema S.r.l, an Italian limited liability company (“Arkema Italy”) and Arkema Shanghai Distribution Co Ltd, a company incorporated under the laws of the People’s Republic of China (“Arkema Shanghai”), and together with CECA and Arkema, (the “Sellers”) providing for the acquisition by the Buyers of the Sellers’ Activated Carbon and Filtration Aid Business. The Amendment was entered into to address the removal of certain immaterial assets from the transaction and accordingly adjust the purchase price. This Purchase Agreement and Amendment were filed as exhibits to the Form 8-K filed by the Company on November 8, 2016. The Purchase Agreement and the Amendment details excluded assets and liabilities related to CECA, S.A. in France.

The historical financial information of the AC&FAB was prepared in accordance with IFRS and presented in Euro. The IFRS to US GAAP adjustments are reflected in the pro forma adjustments discussed in Note 4, while the historical financial information below was adjusted to give effect to other items, including the following:

1)             Excluded assets and liabilities not acquired in the acquisition: The Purchase Agreement and the Amendment exclude certain assets and liabilities including accounts receivable, payables and other working capital accounts. In addition, the long-term debt of the AC&FAB was not assumed as part of the acquisition. Although certain assets and liabilities have been excluded from the acquisition, these inputs could be easily replaced or replicated by the Company. As such, all revenue producing activities associated with the AC&FAB business remain substantially the same before and after the business combination.  Therefore, no AC&FAB revenue producing activities have been excluded from the AC&FAB statements of income.

2)             Reclassification adjustments: The balance sheet and income statement were revised to conform the presentation of certain financial statement line items to that of the Company. The reclassification adjustments primarily relate to certain asset and liability line items as well as the reclassification of certain sales and expenses.

3)             Foreign currency translation: As the AC&FAB’s functional currency is different from the Company’s functional currency, the Company is required to translate the Euro (EUR) denominated financial statements of the AC&FAB to U.S. dollars (USD) for purposes of preparing pro forma financial statements. The historical balance sheet as of September 30, 2016 was translated from Euro to US dollars using the period end exchange rate of USD/EUR 1.1212 as of September 30, 2016. The statements of income were translated using the average USD/EUR exchange rates of 1.12024 and 1.08699 for the nine months ended September 30, 2016 and year ended December 31, 2015, respectively.

UNAUDITED AC&FAB PRO FORMA BALANCE SHEET

As of September 30, 2016

(in thousands)

	Historical	Historical AC&FAB assets	Historical AC&FAB assets and liabilities	Financial Statement	Historical Adjusted	Historical Adjusted
	AC&FAB	and liabilities not acquired	acquired	Reclassification	AC&FAB	AC&FAB
	I	II	III=I+II	IV	V=III+IV	V (USD)
	Euro	Euro	Euro	Euro	Euro	USD
Assets
Current assets:
Cash and cash equivalents	€5	€—	€5	€—	€5	$6
Receivables (net of allowances)	23,074	12,629	10,445	—	10,445	11,711
Revenue recognized in excess of billings on uncompleted contracts	—	—	—	—	—	—
Inventories	18,296	—	18,296	—	18,296	20,513
Deferred income taxes — current	76	—	76	—	76	85
Other receivables and prepaid expenses	1,216	1,114	102	(102)	—	—
Other current assets	—	—	—	102	102	114
Total current assets	€42,667	€13,743	€28,924	€—	€28,924	$32,429

Non current assets:
Property, plant and equipment, net	28,320	224	28,096	—	28,096	31,501
Intangibles, net	2,811	—	2,811	—	2,811	3,152
Goodwill	—	—	—	—	—	—
Deferred income taxes — long-term	2,197	2,014	183	—	183	205
Financial assets	23	—	23	(23)	—	—
Other assets	114	—	114	23	137	154
Total assets	€76,132	€15,981	€60,151	€—	€60,151	$67,441

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	€12,719	€8,519	€4,200	€—	€4,200	$4,709
Billings in excess of revenue recognized on uncompleted contracts	—	—	—	—	—	—
Payroll and benefits payable	—	—	—	3,011	3,011	3,376
Other creditors and accrued liabilities	4,615	1,604	3,011	(3,011)	—	—
Accrued income taxes	1,559	490	1,069	—	1,069	1,198
Current portion of long-term debt	5,607	5,607	—	—	—	—
Total current liabilities	€24,500	€16,220	€8,280	€—	€8,280	9,283

Non-current liabilities
Long-term debt	—	—	—	—	—	—
Deferred income taxes — long-term	1,446	1,116	330	—	330	370
Other provisions	955	—	955	(955)	—	—
Accrued pension and other liabilities	5,547	—	5,547	955	6,502	7,290
Total liabilities	€32,448	€17,336	€15,112	€—	€15,112	$16,943
Shareholders’ equity
Common stock, no shares issued	€—	€—	€—	€—	€—	$—
Additional paid in capital	—	—	—	44,918	44,918	50,362
Retained earnings	—	—	—	—	—	—
Treasury stock at cost, zero shares	—	—	—	—	—	—
Parent’s net investment	43,563	(1,355)	44,918	(44,918)	—	—
Accumulated other comprehensive loss	121	—	121	—	121	136
Total liabilities and equity	€76,132	€15,981	€60,151	€—	€60,151	$67,441

UNAUDITED AC&FAB PRO FORMA STATEMENT OF INCOME

For the nine months ended September 30, 2016

(in thousands)

	Historical	Historical AC&FAB	Historical AC&FAB	Financial Statement	Historical Adjusted	Historical Adjusted
	AC&FAB	activities not acquired	activities acquired	Reclassification	AC&FAB	AC&FAB
	I	II	III=I+II	IV	V=III+IV	V (USD)
	Euro	Euro	Euro	Euro	Euro	USD
Net sales	€70,716	€—	€70,716	€—	€70,716	$79,219
Cost of products sold (excluding depreciation and amortization)	—	—	—	49,395	49,395	55,335
Depreciation and amortization	—	—	—	4,356	4,356	4,880
Operating expenses	55,035	—	55,035	(55,035)	—	—
Selling, general and administrative expenses	5,493	—	5,493	—	5,493	6,153
Other expense	(1,284)	—	(1,284)	1,284	—	—
Research and development expenses	386	—	386	—	386	432
Income from operations	€11,086	€—	€11,086	€(0)	€11,086	$12,419
Interest income	—	—	—	—	—	—
Interest expense	—	—	—	(84)	(84)	(94)
Financial expenses	(84)	—	(84)	84	—	—
Other expense — net	—	—	—	—	—	—
Income before income tax provision	11,002	—	11,002	(0)	11,002	12,325
Income tax provision	3,651	—	3,651	(0)	3,651	4,090
Net income	€7,351	€—	€7,351	€(0)	€7,351	$8,235

UNAUDITED AC&FAB PRO FORMA STATEMENT OF INCOME

For the year ended December 31, 2015

(in thousands)

	Historical	Historical AC&FAB	Historical AC&FAB	Financial Statement	Historical Adjusted	Historical Adjusted
	AC&FAB	activities not acquired	activities acquired	Reclassification	AC&FAB	AC&FAB
	I	II	III=I+II	IV	V=III+IV	V (USD)
	Euro	Euro	Euro	Euro	Euro	USD
Net sales	€93,239	€—	€93,239	€—	€93,239	$101,350
Cost of products sold (excluding depreciation and amortization)	—	—	—	70,269	70,269	76,382
Depreciation and amortization	—	—	—	6,954	6,954	7,559
Operating expenses	76,977	—	76,977	(76,977)	—	—
Selling, general and administrative expenses	7,041	—	7,041	—	7,041	7,653
Other expense	246	—	246	(246)	—	—
Research and development expenses	585	—	585	—	585	636
Income from operations	€8,390	€—	€8,390	€(0)	€8,390	$9,120
Interest income	—	—	—	—	—	—
Interest expense	—	—	—	(148)	(148)	(161)
Financial expenses	(148)	—	(148)	148	—	—
Other expense — net	—	—	—	—	—	—
Income before income tax provision	8,242	—	8,242	(0)	8,242	8,959
Income tax provision	3,207	—	3,207	(0)	3,207	3,486
Net income	€5,035	€—	€5,035	€(0)	€5,035	$5,473

4.              Pro forma adjustments related to the acquisition

The pro forma adjustments reflected in the Statements are based on the Company’s preliminary estimates and assumptions that are subject to change. The following adjustments reflect purchase accounting adjustments related to the acquisition, including IFRS to U.S. GAAP adjustments:

Pro Forma Balance Sheet

(a)         Represents the payment of consideration upon deal closure of $157.4 million.

(b)         Represents the difference between the September 30, 2016 closing book balance and the fair value of the acquired inventory as described in Note 2. The closing book value of inventory was

$20.5 million. A pro forma adjustment of $0.5 million was then recorded to reflect the fair value of $21.0 million.

(c)          Represents the difference between the September 30, 2016 closing book balance and the fair value of the acquired property, plant and equipment as described in Note 2. The closing book value of asset was $31.5 million.  A pro forma adjustment of $36.0 million was then recorded to reflect the fair value of $67.5 million.

(d)         Represents the difference between the September 30, 2016 closing book balance and the fair value of the acquired intangible assets as described in Note 2. The closing book value of assets was $3.1 million. A pro forma adjustment of $31.7 million was then recorded to reflect the fair value $34.8 million.

(e)          Reflects adjustments to remove the AC&FAB’s historical goodwill and then record goodwill of $46.3 million associated with the acquisition. This amount equals the excess of the total purchase price of $157.4 million over the fair value of the identifiable assets and liabilities of $111.1 million.

(f)           Other current assets and accounts payable and accrued liabilities reflect adjustments to record an indemnification asset and corresponding indemnification liability of $0.7 million. Accounts payable and accrued liabilities additionally reflect the total transaction costs of $10.4 million that are directly attributable to the acquisition and were incurred after September 30, 2016.

(g)          The Company has accounted for the accrued pension and other liabilities using measurements under U.S. GAAP, in comparison with the closing book value, which was measured under IFRS.  The book value at September 30, 2016 was $7.3 million, and when compared with the fair value amount of $7.9 million, a fair value pro forma adjustment of $0.6 million was determined.

(h)         Reflects the change in deferred income tax assets and liabilities and accrued income taxes arising from the fair value adjustments of AC&FAB assets and liabilities acquired by the Company, and adjustments relating to the elimination of transaction costs.

(i)             Eliminates the historical equity of AC&FAB and reflects transaction expenses that are directly attributable to the acquisition.

Pro Forma Statements of Income

(j)            Reflects IFRS to U.S. GAAP adjustments relating to the unaudited condensed combined statements of income as follows:

1.              Reflects alignment of the AC&FAB revenue recognition policy to that of the Company by reducing net sales and cost of products sold (excluding depreciation and amortization), which were recognized in advance of delivery of goods under the AC&FAB policy. The adjustment to net sales was a decrease of $0.9 million at September 30, 2016 and the adjustment to cost of products sold (excluding depreciation and amortization) was $0.5 million at September 30, 2016. No adjustment was identified for the year ended December 31, 2015.

2.              An adjustment was recorded to reclassify rebates and discounts from cost of products sold (excluding depreciation and amortization) to net sales. The adjustment was $0.2 million for the nine months ended September 30, 2016 and $0.1 million for the year ended December 31, 2015.

3.              Reflects pension service cost adjustments reducing cost of products sold (excluding depreciation and amortization) by $34 thousand for the nine months ended September 30, 2016 and $102 thousand for the year ended December 31, 2015.

(k)         Represents adjustments to depreciation and amortization resulting from the acquisition of the AC&FAB property, plant and equipment, as follows (in thousands):

	Nine months ended	Year ended December
	September 30, 2016	31, 2015

Estimated depreciation and amortization expense	$7,787	$10,383
Historical depreciation and amortization expense	(4,880)	(7,559)
Historical impairment charge that is not removed	—	362
Pro forma adjustments to depreciation expense	$2,907	$3,186

(l)             Represents transaction costs included in historical financial statements of $2.9 million for the nine months ended September 30, 2016 and $0.6 million for the year ended December 31, 2015. As the transaction related costs are nonrecurring, they have been removed from the unaudited pro forma statements of income.

(m)     Represents adjustments to accretion expense of $22 thousand for the nine months ended September 30, 2016 and $28 thousand for the year ended December 31, 2015 resulting from the acquisition of the AC&FAB asset retirement obligations. To reflect the pension measurement under U.S. GAAP, pension interest expense was identified as a decrease to other expense — net of $18 thousand for the nine months ended September 30, 2016 and $22 thousand for the year ended December 31, 2015.

(n)         Adjustment to income tax provision due to the pro forma adjustments using the applicable statutory rates in France, Italy and the United States.

5.              Pro forma Adjustments related to the financing transactions

The Company completed the acquisition of the AC&FAB for approximately $157.4 million in cash. On October 4, 2016, the Company refinanced existing debt (“Refinanced Term Loan” and “Refinanced Revolver”) by drawing $100 million on the Refinanced Term Loan and paying off the existing Term Loan balance of $67.5 million and the existing Revolver balance of $27.0 million.  The Company financed the purchase of the acquiree by drawing $160 million from the Refinanced Revolver on October 24, 2016. The effects of the debt financing adjustments are based on the Company’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

Pro Forma Balance Sheet

(a)         Represents the borrowing of $100 million on the Refinanced Term Loan and $160 million on the Refinanced Revolver for use in the refinancing and acquisition of the AC&FAB.  In addition, this represents the repayment of the existing Term Loan balance of $67.5 million and the repayment of the existing Revolver balance of $27.0 million. Additional adjustments reducing cash were made to reflect financing fees of $0.8 million, incurred in line with these financing activities.

(b)         Reflects recording of a current portion of deferred financing costs of $117 thousand related to the Refinanced Term Loan and Refinanced Revolver. This amount is partially offset by the write-off of previously deferred financing costs of $43 thousand related to the former Term Loan.

(c)          Reflects recording long-term portion of deferred financing costs of $0.5 million related to the Refinanced Term Loan and Refinanced Revolver. This is partially offset by the write-off of previously deferred financing costs of $0.1 million related to the former Term Loan.

(d)         To record the change in accrued income taxes of $1.1 million, arising from the effects of the debt financing by the Company.

(e)          Represents the borrowing of $100 million on the Refinanced Term Loan and $160 million on the Refinanced Revolver for use in the refinancing and the acquisition of the AC&FAB.  In addition, this represents the $67.5 million repayment of the former Term Loan balance and the $27.0 million repayment of the former Revolver balance.

(f)           Represents the impact to equity as a result of the refinancing.

Pro Forma Statements of Income

(g)          Represents the increase to interest expense due to the corresponding increase in debt from the refinancing to fund the acquisition. The incremental increase interest expense is $2.9 million and $3.9 million for the nine months ended September 30, 2016 and year ended December 31, 2015, respectively.

Additionally, the Refinanced Term loan and Refinanced Revolver are variable rate debt. Due to the variable rate financing, the Company completed a sensitivity analysis to increase and decrease the interest rate by 1/8% to determine the impact on the financial statements. This change would result in change to interest expense of approximately $0.2 million for the nine months ended September 30, 2016 and approximately $0.3 million for the year ended December 31, 2015.

(h)         Represents the amortization of deferred financing costs totaling $37 thousand for the nine months ended September 30, 2016 and $50 thousand for the year ended December 31, 2015.

(i)             Adjustment to income tax provision due to the effects of the debt financing, using the applicable statutory rates in France, Italy and the United States.